FOR IMMEDIATE RELEASE

Kaiser Aluminum Corporation Announces Appointment of
Michael C. Arnold and Kevin W. Williams to its Board of Directors

FOOTHILL RANCH, Calif. – September 7, 2021 – Kaiser Aluminum Corporation (NASDAQ:KALU) today announced that its Board of Directors has appointed Michael C. Arnold and Kevin W. Williams to serve as independent directors.

Mr. Arnold was the President and Chief Executive Officer of Ryerson Inc., a metal processor and distributor, until he retired in 2015, and Mr. Williams serves as President and Chief Executive Officer of GAA Manufacturing and Supply Chain Management, a third party logistics and supply chain management company, and one of the country’s largest African American owned businesses.

“As highly respected leaders with a deep understanding of manufacturing and supply chain management, we are excited to have Mike and Kevin join the board,” said Jack A. Hockema, Executive Chairman. “Mike brings extensive manufacturing and supply chain expertise in the metals industry in addition to public company board expertise, presently serving as lead independent director of AGCO Corporation. Kevin also brings extensive experience in manufacturing and supply chain expertise across Kaiser’s served markets with deep experience in the automotive industry. Both Mike and Kevin’s experience, perspectives and insight will be valuable additions to our board.”

About Mr. Michael C. Arnold

Prior to joining Ryerson Inc., Mr. Arnold held various senior management positions with The Timken Company from 1979 to 2010, including Executive Vice President; President, Bearings and Power Transmission Group; President, Industrial Group; Vice President, Bearings and Business Process Advancement; Director, Bearings and Business Process Advancement; and Director, Manufacturing and Technology, Europe, Africa and West Asia (Europe).  Mr. Arnold holds a Bachelor’s degree in mechanical engineering and a Master’s degree in sales and marketing from University of Akron.

About Mr. Kevin W. Williams

Prior to joining GAA Manufacturing and Supply Chain Management, Mr. Williams served as President and Managing Director of General Motors of Canada Limited and Vice President and General Manager, Global Service and Parts Operations of General Motors Company.  Mr. Williams also held several other senior global roles at GM including chairman, president and managing director of GM de Mexico, Central America and the Cayman Islands; and global executive director of supplier quality and development for GM Worldwide and GM Europe among other assignments.  Mr. Williams holds a Bachelor’s degree in business administration and management, general from Tennessee State University and a Master of Science degree in business administration and management, general from Central Michigan University.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly engineered solutions for aerospace and high-strength, packaging, general engineering, custom automotive and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube and wire products, adhering to traditions of quality, innovation and service that have been key components of its culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s web site at www.kaiseraluminum.com. The web site includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s web site at www.sec.gov which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Investor Relations and Public Relations Contact:

Melinda C. Ellsworth

Kaiser Aluminum Corporation

(949) 614-1757